Exhibit 99.2

Coya Therapeutics Announces Pricing of $20 Million Upsized Public Offering of Common Stock

HOUSTON, TX, October 24, 2025 — Coya Therapeutics, Inc. (NASDAQ: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company focused on developing biologics that enhance regulatory T cell (Treg) function in patients with neurodegenerative disorders, today announced that it has priced an underwritten public offering of 3,636,364 shares of its common stock at a public offering price of $5.50 per share of common stock. Coya has granted the underwriter a 30-day option to purchase up to 545,454 additional shares of its common stock sold in the public offering at the public offering price per share, less underwriting discounts and commissions. The public offering is expected to close on or about October 27, 2025, subject to the satisfaction of customary closing conditions.

Lucid Capital Markets is acting as sole book-running manager for the public offering. Allele Capital Partners, LLC, through its executing broker-dealer, Wilmington Capital Securities, LLC, is acting as financial advisor to the Company.

The gross proceeds to the Company from the public offering are expected to be approximately $20.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the public offering for working capital and general corporate purposes, including funding its clinical development plan.

The common stock described above is being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-289511), including a base prospectus, previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on August 19, 2025. A preliminary prospectus supplement and the accompanying base prospectus relating to the public offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A final prospectus supplement and the accompanying base prospectus describing the terms of the public offering will be filed with the SEC. The public offering will be made only by means of the prospectus supplement and the accompanying base prospectus, as may be further supplemented by any free writing prospectus and/or pricing supplement that the Company may file with the SEC. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this public offering may be obtained at the SEC’s website at http://www.sec.gov or by request from Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions, including neurodegenerative, metabolic, and autoimmune diseases. This cellular dysfunction may lead to sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system.

Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy.

For more information about Coya, please visit www.coyatherapeutics.com.

About COYA 302

COYA 302 is an investigational and proprietary biologic combination therapy with a dual immunomodulatory mechanism of action intended to enhance the anti-inflammatory function of regulatory T cells (Tregs) and suppress the inflammation produced by activated monocytes and macrophages. COYA 302 comprises proprietary low dose interleukin-2 (LD IL-2) and CTLA-4 Ig and is being developed for subcutaneous administration for the treatment of patients with ALS. These mechanisms may have additive or synergistic effects.

Coya is currently conducting the ALSTARS Trial, a Phase 2, randomized, multi-center, double-blind, placebo-controlled study to evaluate the efficacy and safety of COYA 302 for the treatment of ALS (ClinicalTrials.gov Identifier: NCT 07161999).

COYA 302 is an investigational product not yet approved by the FDA or any other regulatory agency.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding Coya’s expectations on the timing and completion of the public offering, the expected gross proceeds therefrom and the anticipated use of proceeds therefrom. The public offering is subject to market and other conditions and there can be no assurance as to whether or when the public offering may be completed or as to the actual size or terms of the public offering. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption “Risk Factors” in the preliminary prospectus supplement related to the public offering will be filed with the SEC, the Company’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. There can be no assurances that we will be able to complete the public offering on the anticipated terms, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These forward-looking statements speak only as of the date hereof. Coya does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Contact

David Snyder, CFO

david@coyatherapeutics.com

astr partners

Matthew Beck

matthew.beck@astrpartners.com

917-415-1750

Media Contacts

Russo Partners

Olipriya Das

Olipriya.Das@russopartnersllc.com

646-942-5588

Matthew Purcell

matthew.purcell@russopartnersllc.com

646-942-5595